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FOR IMMEDIATE RELEASE

FOR MORE INFORMATION CONTACT:

INTERWEST BANCORP, INC.:

H. Glenn Mouw, Executive Vice President/Chief Financial Officer - (360) 679-4181 Don Piercy, Senior Vice President/Marketing Director - (360) 679-4181

KITTITAS VALLEY BANCORP:

Steve Halverson, President/Chief Executive Officer - (509) 925-3000


                              KITTITAS VALLEY BANCORP
                             AGREES TO BE ACQUIRED BY
                              INTERWEST BANCORP, INC.


OAK HARBOR, WA - APRIL 21, 1998 - (NASDAQ: IWBK) - InterWest Bancorp, Inc. (InterWest) today announced the signing of a definitive agreement to acquire Kittitas Valley Bancorp (Kittitas) of Ellensburg, Washington and its subsidiary Kittitas Valley Bank, N.A. Kittitas Valley Bank operates three offices in Kittitas County; Ellensburg, Cle Elum and Roslyn. This latest acquisition reflects InterWest's continued commitment to expand its operation and commercial banking presence throughout the State of Washington.


Kittitas had assets of $45.9 million and equity of $4.0 million on March 31, 1998. For the year ending December 31, 1997, Kittitas had net income of $701,000 representing a 1.81% return on average assets and a 18.37% return on average equity. For the quarter ending March 31, 1998, Kittitas had net income of $201,000, representing a 1.86% return on average assets and a 21.07% return on average equity.


The transaction is structured such that, within certain limitations, stockholders of Kittitas can elect to receive either $72.00 in cash, or 1.714 shares of InterWest common stock for each share of Kittitas common stock. The transaction provides that, in the aggregate, fifty percent of the shares of Kittitas common stock will be exchanged for cash and fifty percent of the shares of Kittitas common stock will be exchanged for InterWest common stock. At the current price of InterWest common stock of $42.75 per share, the transaction is valued at $13.0 million, not including the value of outstanding stock options. The transaction value is approximately 3.2 times Kittitas' book value at March 31, 1998 and approximately 16.4 times net income for the twelve months ended March 31, 1998.


In addition, InterWest and Kittitas entered into a stock option agreement whereby Kittitas granted InterWest an option to purchase 19.9% of Kittitas common stock exercisable upon the occurrence of certain transactions.

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The transaction has been approved by the Boards of Directors of both companies.
It is anticipated that the merger will be completed in the fourth calendar quarter of 1998, following the approval of applicable regulatory authorities and the shareholders of Kittitas.


"It is our intent to continue to follow our strategic plan and to continue to diversify into commercial and community banking activities, thereby enhancing the long-term profitability and value of our company," said Stephen M. Walden, InterWest's President and CEO. Walden added: "We believe that Kittitas Valley Bank and the addition of their three offices and employee team is a good fit to our unique structure which allows hometown banks the ability to retain their local presence while enjoying the benefits of greater efficiency, increased lending capacity and expanded product lines."


Kittitas Valley Bank, N.A., with the same management team and locally oriented board of directors, will operate under the InterWest Bancorp, Inc. holding company. "We will maintain our commitment to small and mid-market businesses and individuals that has been the strength of our growth and success. Our customers and InterWest's should benefit from an enlarged network of facilities designed to meet all of their banking needs," stated Steve Halverson, President and CEO of Kittitas Valley Bancorp. "Soon, our customers will be able to enjoy the convenience banking locations from the Canadian border to Kennewick, and throughout Puget Sound," Halverson added.


InterWest Bancorp, Inc., conducts its financial services business through its banking subsidiaries InterWest Bank and First National Bank of Port Orchard. A full range of non-traditional financial products are available through InterWest Financial Services Inc. and insurance products are provided through InterWest Insurance Agency, Inc., which are subsidiaries of InterWest Bank. The pending transactions with Pacific Northwest Bank, Pioneer Bancorp and Kittitas Valley Bancorp will increase InterWest Bancorp's total consolidated assets to approximately $2.5 billion and increase the number of branch offices operated by its subsidiaries to 54 in 16 Washington counties.


In this document, InterWest has included certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.
This statement is for the express purpose of availing InterWest of the protections of such safe harbor with respect to all "forward looking statements." InterWest has used "forward looking statements" to describe future plans and strategies including expectations of InterWest's future financial results. Management's ability to predict results or the effect of future plans and strategy is inherently uncertain. Factors that could effect results include: interest trends, the general economic climate in Washington state and the country as a whole, loan delinquency rates and changes in federal and state regulation. These factors should be considered in evaluating the "forward looking statements" and undue reliance should not be placed on such statements.


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